PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                       Dated March 24, 2004
                                                                  Rule 424(b)(3)

                                   $5,250,000
                               Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        -------------------------------
                   1.5% Exchangeable Notes due June 30, 2011
                   Exchangeable for Shares of Common Stock of
                             WAL-MART STORES, INC.

Beginning May 1, 2004, you will be able to exchange your notes for a number of shares of Wal-Mart common stock, subject to our right to call all of the notes on or after April 1, 2005.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 1.5% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each June 30 and December 30, beginning June 30, 2004.

o    Beginning May 1, 2004 you will have the right to exchange each note for
     13.13127 shares of Wal-Mart common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment for certain corporate events relating to Wal-Mart. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

o We have the right to call all of the notes on or after April 1, 2005. If we call the notes on any day from and including April 1, 2005 to and including the maturity date, we will pay the applicable call price, as set forth in this pricing supplement, provided that if the value of 13.13127 shares of Wal-Mart common stock based on the closing price on the trading day immediately prior to the call notice date is greater than the applicable call price, we will instead deliver to you 13.13127 shares of Wal-Mart common stock per note. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Wal-Mart common stock rather than the applicable call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date, provided that if the value of 13.13127 shares of Wal-Mart common stock based on the closing price on June 27, 2011 is equal to or greater than $1,000, then your right to exchange the notes for Wal-Mart common stock will be automatically exercised. You will not be entitled to receive any accrued but unpaid interest on the notes upon the automatic exercise of your exchange right.

o Wal-Mart Stores, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the notes is "MWB.A."

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                        -------------------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                        -------------------------------

                                       Price to        Agent's      Proceeds to
                                        Public       Commissions      Company
                                   --------------   -------------  -------------
Per Note........................       100.000%         2.625%       97.375%
Total...........................      $5,250,000     $137,812.50   $5,112,187.50

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,000    We, Morgan Stanley, are offering our 1.5% Exchangeable
                          Notes due June 30, 2011, which you may exchange for shares of common stock of Wal-Mart Stores, Inc.
                          beginning on May 1, 2004. The principal amount and issue price of each note is $1,000. We refer to Wal-Mart Stores, Inc. as Wal-Mart, and we refer to the common stock of Wal-Mart as Wal-Mart Stock. If you hold the notes to maturity, which is June 30, 2011, we will pay $1,000 per note to you, except that if the value of the Wal-Mart Stock underlying each note based on the closing price on the third trading day prior to maturity exceeds $1,000, we will deliver those shares to you. Please review carefully the section of this pricing supplement called
                          "Description of Notes--Automatic Exercise of Exchange
                          Right at Maturity" below.

1.5% interest on the      We will pay interest on the notes, at the rate of
principal amount          1.5% per year on the $1,000 principal amount of each
                          note, semi-annually on each June 30 and December 30, beginning June 30, 2004, provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

You may exchange each     Beginning May 1, 2004, you may exchange each note for
note for 13.13127         a number of shares of Wal-Mart Stock equal to the
shares of Wal-Mart        exchange ratio. The exchange ratio is 13.13127 shares
Stock                     of Wal-Mart Stock per note, subject to adjustment for
                          certain corporate events relating to Wal-Mart.

How to exchange your      When you exchange your notes, our affiliate Morgan
notes                     Stanley & Co. Incorporated or its successors, which
                          we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Wal-Mart
                          Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                          To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                          o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                          o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                          o deliver your note certificate to JPMorgan Chase Bank (formerly known as The Chase Manhattan
                              Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                          If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                          You must exchange at least 25 notes (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all of the notes that you hold.

                          You will no longer be able to exchange your notes if we call the notes for the call price in cash, as described below. If, however, we call the notes for shares of Wal-Mart Stock rather than the applicable call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to   At our option, on the third business day after you
you cash or Wal-Mart      fulfill all the conditions of your exchange, we will
Stock if you elect to     either:
exchange your notes
                          o   deliver to you shares of Wal-Mart Stock, or

                          o   pay to you the cash value of such shares.

                          We will not pay any accrued but unpaid interest if you elect to exchange your notes.

On or after April 1,      We may call the notes for settlement on any day,
2005, we may call the     which we refer to as the call date, in the periods
notes for stock or the    below at the corresponding call prices, expressed as
applicable call price,    a percentage of the $1,000 principal amount of each
depending on the price    note:
of Wal-Mart Stock

                                                Call Period                   Call Price
                          -------------------------------------------------   ----------
                          From April 1, 2005 to and including June 30, 2006      103%
                          From July 1, 2006 to and including June 30, 2007       102.50%
                          From July 1, 2007 to and including June 30, 2008       102%
                          From July 1, 2008 to and including June 30, 2009       101.50%
                          From July 1, 2009 to and including June 30, 2010       101%
                          From July 1, 2010 to and including June 30, 2011       100.50%

                          If we call the notes, you will not receive any accrued but unpaid interest on the call date.

                          On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Wal-Mart Stock underlying each note based on the closing price on such day. We refer to that closing value as parity.

                          If parity is less than the applicable call price, then we will pay that call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the applicable call price in cash on the call date, you will no longer be able to exercise your exchange right.

                          If, however, parity as so determined is equal to or greater than the applicable call price, then we will instead deliver on the call date specified in our notice shares of Wal-Mart Stock at the exchange ratio. If on or after the date of our call notice Wal-Mart Stock becomes subject to trading restrictions that restrict our or any of our affiliates' abilities to deliver Wal-Mart Stock without registration, we will deliver the cash value of such shares, determined by the calculation agent on the third scheduled trading day prior to the call date. If parity on the last trading day prior to the date of our call notice is equal to or greater than the applicable call price, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                          If we notify you that we are calling the notes for Wal-Mart Stock, the closing price of Wal-Mart Stock may be lower on the call date than it was on the last trading day before the date of our call notice, in which case, the value of the Wal-Mart Stock that you receive on the call date for each note may be less than the applicable call price and, potentially, the principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for Wal-Mart Stock allows you to shorten the period during which you are exposed to the risk that the price of Wal-Mart Stock may decrease.

The exchange right will   If you hold the notes to maturity, we will pay $1,000
be automatically          per note to you on the maturity date, provided that if
exercised at maturity     parity on June 27, 2011 is equal to or greater than
                          $1,000, then your right to exchange the notes for Wal-Mart Stock will be automatically exercised, and you will receive for each of your notes on the maturity date a number of shares of Wal-Mart Stock equal to the exchange ratio, or, at our election, the cash value of those shares, rather than $1,000 in cash. We will not pay any accrued but unpaid interest upon an automatic exchange of the notes.

The notes may become      Following certain corporate events relating to
exchangeable into the     Wal-Mart Stock, such as a stock-for-stock merger where
common stock of           Wal-Mart is not the surviving entity, you will be
companies other than      entitled to receive the common stock of a successor
Wal-Mart                  corporation to Wal-Mart upon an exchange or our call
                          of the notes for shares of Wal-Mart Stock. Following certain other corporate events relating to Wal-Mart
                          Stock, such as a merger event where holders of Wal-Mart Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Wal-Mart Stock, you will be entitled to receive the common stock of three companies in the same industry group as Wal-Mart in lieu of, or in addition to, Wal-Mart Stock, upon an exchange or our call of the notes for shares of Wal-Mart Stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes--Antidilution
                          Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Wal-Mart Stock is         The closing price of Wal-Mart Stock on the New York
currently $58.58 per      Stock Exchange, Inc. on the date of this pricing
share                     supplement was $58.58. You can review the historical
                          prices of Wal-Mart Stock in the section of this pricing supplement called "Description of
                          Notes--Historical Information."

Tax treatment             The notes will be treated as "contingent payment debt
                          instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of Notes--United States Federal
                          Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal
                          Income Taxation" and the sections called "United
                          States

                          Federal Taxation--Notes--Optionally Exchangeable
                          Notes" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the      We have appointed our affiliate MS & Co. to act as
Calculation Agent         calculation agent for JPMorgan Chase Bank, the trustee
                          for our senior notes. As calculation agent, MS & Co.
                          will determine the exchange ratio and calculate the number of shares of Wal-Mart Stock that you receive if you exercise your exchange right, if your exchange right is automatically exercised or if we call the notes, and at our election, with respect to your exercise or the automatic exercise of your exchange right, calculate the cash value of those shares. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect Wal-Mart Stock and that we describe in the section of this pricing supplement called "Description of Notes--Antidilution Adjustments."

No affiliation with       Wal-Mart is not an affiliate of ours and is not
Wal-Mart                  involved with this offering in any way. The notes are
                          obligations of Morgan Stanley and not of Wal-Mart.

Where you can find more   The notes are senior notes issued as part of our
information on the notes  Series C medium-term note program. You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate
                          Notes" and "--Exchangeable Notes."

                          Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us           You may contact your local Morgan Stanley branch
                          office or our principal executive offices at 1585
                          Broadway, New York, New York 10036 (telephone number
                          (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less    These notes pay interest at the rate of 1.5% of the
than interest on          principal amount per year. This interest rate is lower
ordinary notes            than the interest rate that we would pay on
                          non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes, the notes are automatically exchanged or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

Secondary trading may be  There may be little or no secondary market for the limited notes. Although the notes have been approved for listing on the American Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of the       Several factors, many of which are beyond our control,
notes may be influenced   will influence the value of the notes, including:
by many unpredictable
factors                   o   the trading price of Wal-Mart Stock

                          o the volatility (frequency and magnitude of changes in price) of Wal-Mart Stock

                          o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the closing price of Wal-Mart Stock

                          o   interest and yield rates in the market

                          o   the dividend rate on Wal-Mart Stock

                          o the time remaining until (1) you can exchange your notes for Wal-Mart Stock, (2) we can call the notes (which can be on or after April 1, 2005) and
                              (3) the notes mature

                          o the scheduled reduction in the call prices and the call price in effect at the time

                          o   our creditworthiness

                          o the occurrence of certain events affecting Wal-Mart that may or may not require an adjustment to the exchange ratio

                          These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the closing price of Wal-Mart Stock is at, below or not sufficiently above the price of Wal-Mart Stock at pricing.

                          You cannot predict the future performance of Wal-Mart Stock based on its historical performance.

Following our call of     In the event the we call the notes for shares of
the notes, the price of   Wal-Mart Stock, it is possible that the closing price
Wal-Mart Stock may        of Wal-Mart Stock may be lower on the call date than
decline prior to the      it was on the last trading day before the date of our
call date                 call notice. As a result, it is possible that the
                          value of the Wal-Mart Stock that you receive on the call date for each note may be less than the applicable call price and, potentially, the principal amount of each note.

Following our call of     If, after we have notified you that we are calling the
the notes for shares of   notes for shares of Wal-Mart Stock, Wal-Mart Stock
Wal-Mart Stock, we may    becomes subject to trading restrictions that restrict
deliver the cash value    our or any of our affiliates' abilities to deliver
of such shares            Wal-Mart Stock without registration, we will deliver
                          to you on the call date the cash value of such shares of Wal-Mart Stock, determined by the calculation agent based on the closing price of Wal-Mart Stock on the third scheduled trading day prior to the call date, rather than shares of Wal-Mart Stock.

Morgan Stanley is not     Wal-Mart is not an affiliate of ours and is not
affiliated with           involved with this offering in any way. Consequently,
Wal-Mart                  we have no ability to control the actions of Wal-Mart,
                          including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Wal-Mart has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Wal-Mart.

Morgan Stanley may        We or our affiliates may presently or from time to
engage in business with   time engage in business with Wal-Mart without regard
or involving Wal-Mart     to your interests, including extending loans to, or
without regard to your    making equity investments in, Wal-Mart or providing
interests                 advisory services to Wal-Mart, such as merger and
                          acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Wal-Mart. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Wal-Mart. These research reports may or may not recommend that investors buy or hold Wal-Mart Stock.

You have no shareholder   Investing in the notes is not equivalent to investing
rights                    in Wal-Mart Stock. As an investor in the notes, you
                          will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Wal-Mart Stock.

The notes may become      Following certain corporate events relating to
exchangeable into the     Wal-Mart Stock, such as a merger event where holders
common stock of           of Wal-Mart Stock would receive all or a substantial
companies other than      portion of their consideration in cash or a
Wal-Mart                  significant cash dividend or distribution of property
                          with respect to Wal-Mart Stock, you will be entitled to receive the common stock of three companies in the same industry group as Wal-Mart in lieu of, or in addition to, Wal-Mart Stock, upon an exchange or our call of the notes for shares of Wal-Mart Stock.
                          Following certain other corporate events, such as a stock-for-stock merger where Wal-Mart is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to Wal-Mart upon an exchange or our call of the notes for shares of Wal-Mart Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called
                          "Description of Notes--Antidilution Adjustments." The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Notes.

The antidilution          MS & Co., as calculation agent, will adjust the
adjustments the           exchange ratio for certain events affecting Wal-Mart
calculation agent is      Stock, such as stock splits and stock dividends, and
required to make do not   certain other corporate actions involving Wal-Mart,
cover every corporate     such as mergers. However, the calculation agent will
event that could affect   not make an adjustment for every corporate event or
Wal-Mart Stock            every distribution that could affect Wal-Mart Stock.
                          For example, the calculation agent is not required to make any adjustments if Wal-Mart or anyone else makes a partial tender offer or a partial exchange offer for Wal-Mart Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic          Because the calculation agent, MS & Co., is our
interests of the          affiliate, the economic interests of the calculation
calculation agent and     agent and its affiliates may be adverse to your
its affiliates may        interests as an investor in the notes. MS& Co. will
influence determinations  calculate how many shares of Wal-Mart Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call or at maturity of the notes.
                          See the section of this pricing supplement called
                          "Description of Notes--Antidilution Adjustments."

Hedging and trading       MS & Co. and other affiliates of ours have carried
activity by the           out, and will continue to carry out, hedging
calculation agent and     activities related to the notes, including trading in
its affiliates could      Wal-Mart Stock as well as in other instruments related
potentially affect the    to Wal-Mart Stock. MS & Co. and some of our other
value of the notes        subsidiaries also trade Wal-Mart Stock and other
                          financial instruments related to Wal-Mart Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Wal-Mart
                          Stock and, therefore, the price at which Wal-Mart
                          Stock must trade before the Wal-Mart Stock for which you may exchange each note will be worth as much as or more than the principal amount of each note.
                          Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of Wal-Mart Stock and, accordingly, the value of the Wal-Mart Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

The notes will be         You should also consider the tax consequences of
treated as contingent     investing in the notes. The notes will be treated as
payment debt instruments  "contingent payment debt instruments" for U.S. federal
for U.S. federal income   income tax purposes, as described in the section of
tax purposes              this pricing supplement called "Description of
                          Notes--United States Federal Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                          Taxation--Notes--Optionally Exchangeable Notes" and
                          "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                          If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                          You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 1.5% Exchangeable Notes due June 30, 2011 (Exchangeable for Shares of Common Stock of Wal-Mart Stores, Inc.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount....  $5,250,000

Maturity Date.................  June 30, 2011

Specified Currency............  U.S. dollars

Issue Price...................  100%

Interest Rate.................  1.5% per annum

Interest Payment Dates........  Each June 30 and December 30, beginning June 30,
                                2004

Original Issue Date
(Settlement Date).............  March 29, 2004

CUSIP Number..................  617446MK2

Minimum Denominations.........  $1,000

Distribution at Maturity......  On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your exchange right has not been exercised (whether by a holder or upon automatic exercise). See "--Automatic Exercise of Exchange Right at Maturity" below.

Exchange Right................  On any Exchange Date, you will be entitled, upon your

                                o   completion and delivery to us and the
                                    Calculation Agent through your participant at The Depository Trust Company, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and

                                o   instruction to your broker or the
                                    participant through which you own your
                                    interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below),

                                to exchange each Note for a number of shares of Wal-Mart Stock equal to the Exchange Ratio, as adjusted for corporate events relating to Wal-Mart. See "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the applicable cash Call Price as described under "--Morgan Stanley Call Right" below.

                                Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of Wal-Mart Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                Upon any such exchange, we may, at our sole option, either deliver such shares of Wal-Mart Stock or pay an amount in cash equal to the Exchange Ratio times the Closing Price (as defined below) of Wal-Mart Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Wal-Mart Stock. See "--Closing Price."

                                We will, or will cause the Calculation Agent to, deliver such shares of Wal-Mart Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee; provided that, upon the automatic exercise of the Exchange Right, the Exchange Settlement Date will be the Maturity Date.

                                Since the Notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Minimum Exchange..............  If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

Automatic Exercise of
Exchange Right at Maturity....  Notwithstanding the procedures described under
                                "--Exchange Right" above, if (i) Parity on June 27, 2011 is equal to or greater than $1,000 and
                                (ii) we have not given notice of our exercise of the Morgan Stanley Call Right on or prior to June 27, 2011, your Exchange Right will be automatically exercised on June 27, 2011, and such date or any other date on which the Exchange Right will be automatically exercised in accordance with this paragraph will be deemed an Exchange Date, even though you have not delivered an Official Notice of Exchange in respect of your Note or transferred your Note to the Trustee; provided that, if a Market Disruption Event occurs on June 27, 2011, Parity will be determined and, if applicable, your Exchange Right will be automatically exercised on the immediately succeeding Trading Day; provided further that, if a Market Disruption Event occurs on each scheduled Trading Day through and including the second scheduled Trading Day prior to the Maturity Date, Parity will be determined and, if applicable, your Exchange Right will be automatically exercised on such second scheduled Trading Day prior to the Maturity Date notwithstanding the occurrence of a Market Disruption Event on such day. In such event, the Closing Price used by the Calculation Agent to calculate Parity will be determined as provided under "--Closing Price" below.

                                Upon automatic exercise of the Exchange Right, the Trustee will deliver shares of Wal-Mart Stock, or the cash value of those shares, to holders on the Maturity Date.

                                You will not receive any accrued but unpaid interest on the Notes upon the automatic exercise of the Exchange Right.

Record Date...................  The Record Date for each Interest Payment Date
                                (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares..........  If upon any exchange or call of the Notes we deliver shares of Wal-Mart Stock, we will pay cash in lieu of delivering any fractional share of Wal-Mart Stock in an amount equal to the corresponding fractional Closing Price of Wal-Mart Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio................  13.13127, subject to adjustment for certain corporate events relating to Wal-Mart. See
                                "--Antidilution Adjustments" below.

Exchange Date.................  Any Trading Day on which you have duly completed and delivered to us and the
                                Calculation Agent, as described under
                                "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning May 1, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the applicable cash Call Price as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right.....  On or after April 1, 2005 to and including the
                                Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Wal-Mart Stock at the Exchange Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price for the specified Call Date, we will pay the applicable Call Price in cash on the Call Date. See "--Call Price" below. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the applicable Call Price), the Wal-Mart Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Wal-Mart Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

                                Except in the case of a call for the applicable cash Call Price as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Call Date.....................  The scheduled Trading Day on or after April 1,
                                2005 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of Wal-Mart Stock, cash equal to the applicable Call Price or, if applicable, the Subsequent Cash Payment to you for mandatory exchange.

Morgan Stanley Notice Date....  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Parity........................  With respect to any Trading Day, an amount equal to the Exchange Ratio on such Trading Day times the Closing Price of Wal-Mart Stock (and any other Exchange Property) on such Trading Day.

Call Price....................  The table below sets forth the Call Price in effect for any Call Date or other day during each of the periods presented, expressed as a percentage of the $1,000 principal amount of each Note.

                                                 Call Period                           Call Price
                                -------------------------------------------------      ----------
                                From April 1, 2005 to and including June 30, 2006        103%
                                From July 1, 2006 to and including June 30, 2007         102.50%
                                From July 1, 2007 to and including June 30, 2008         102%
                                From July 1, 2008 to and including June 30, 2009         101.50%
                                From July 1, 2009 to and including June 30, 2010         101%
                                From July 1, 2010 to and including June 30, 2011         100.50%

Subsequent Cash Payment.......  If we have called the Notes in accordance with the Morgan Stanley Call Right (other than a call for the applicable cash Call Price), and on or after the Morgan Stanley Notice Date Wal-Mart Stock becomes subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would restrict the ability of Morgan Stanley or any of its affiliates to deliver Wal-Mart Stock without registration, as determined by the Calculation Agent in its sole discretion, we will, in lieu of shares of Wal-Mart Stock equal to the Exchange Ratio, deliver on the Call Date the "Subsequent Cash Payment," which will be an amount of cash per Note equal to the value of the shares of Wal-Mart Stock that would have been deliverable per Note on the Call Date based on the Closing Price of Wal-Mart Stock and the Exchange Ratio, each determined by the Calculation Agent as of the third scheduled Trading Day prior to the Call Date.

                                If we deliver the Subsequent Cash Payment following our exercise of the Morgan Stanley Call Right for the Notes in lieu of delivering Wal-Mart Stock, we will provide to the Trustee notice of our election on the second scheduled Trading Day prior to the Call Date. The Subsequent Cash Payment will be delivered to you on the Call Date set forth by us in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes with the Subsequent Cash Payment.

Closing Price.................  The Closing Price for one share of Wal-Mart
                                Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                o   if Wal-Mart Stock (or any such other
                                    security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Wal-Mart Stock (or any such other security) is listed or admitted to trading,

                                o   if Wal-Mart Stock (or any such other
                                    security) is a security of the Nasdaq
                                    National Market (and provided that the
                                    Nasdaq National Market is not then a
                                    national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                o   if Wal-Mart Stock (or any such other
                                    security) is not listed or admitted to
                                    trading on any national securities exchange or is not a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                                If Wal-Mart Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Wal-Mart Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Wal-Mart Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Wal-Mart Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day...................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated
Note..........................  Senior

Trustee.......................  JPMorgan Chase Bank (formerly known as The
                                Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes.............  MS & Co.

Calculation Agent.............  MS & Co.

                                All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......  The Exchange Ratio will be adjusted as follows:

                                1. If Wal-Mart Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Wal-Mart Stock.

                                2. If Wal-Mart Stock is subject (i) to a stock dividend (issuance of additional shares of Wal-Mart Stock) that is given ratably to all holders of shares of Wal-Mart Stock or (ii) to a distribution of Wal-Mart Stock as a result of the triggering of any provision of the corporate charter of Wal-Mart, then once the dividend has become effective and Wal-Mart Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Wal-Mart Stock and
                                (ii) the prior Exchange Ratio.

                                3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Wal-Mart Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of Wal-Mart Stock of any cash dividend or special dividend or distribution that is identified by Wal-Mart as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Wal-Mart as an extraordinary or special dividend or distribution) distributed per share of Wal-Mart Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Wal-Mart Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Closing Price of Wal-Mart Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Wal-Mart Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and (c) the full cash value of any non-cash dividend or distribution per share of Wal-Mart Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Wal-Mart Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to Wal-Mart Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and Parity exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Wal-Mart Stock described in clause (i), (iv) or
                                (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                4. Any of the following shall constitute a Reorganization Event: (i) Wal-Mart Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Wal-Mart, (ii) Wal-Mart has been subject to any merger, combination or consolidation and is not the surviving entity,
                                (iii)

                                Wal-Mart completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Wal-Mart is liquidated, (v) Wal-Mart issues to all of its shareholders equity securities of an issuer other than Wal-Mart (other than in a transaction described in clause (ii), (iii) or
                                (iv) above) (a "spinoff stock") or (vi)
                                Wal-Mart Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Wal-Mart Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of Wal-Mart Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                    (1) if Wal-Mart Stock continues to be
                                    outstanding, Wal-Mart Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (3)(a) below); and

                                    (2) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Wal-Mart Stock where Wal-Mart is not the surviving entity, the number of shares of the New Stock received with respect to one share of Wal-Mart Stock multiplied by the Exchange Ratio for Wal-Mart Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (3)(a) below); and

                                    (3) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                        (a) if the combined value of the amount
                                        of Non-Stock Exchange Property received
                                        per share of Wal-Mart Stock, as
                                        determined by the Calculation Agent in
                                        its sole discretion on the effective
                                        date of such Reorganization Event (the
                                        "Non-Stock Exchange Property Value"),
                                        by holders of Wal-Mart Stock is less
                                        than 25% of the Closing Price of
                                        Wal-Mart Stock on the Trading Day
                                        immediately prior to the effective date
                                        of such Reorganization Event, a number
                                        of shares of Wal-Mart Stock, if
                                        applicable, and of any New Stock
                                        received in
                                        connection with such Reorganization
                                        Event, if applicable, in proportion to
                                        the relative Closing Prices of Wal-Mart
                                        Stock and any such New Stock, and with
                                        an aggregate value equal to the
                                        Non-Stock Exchange Property Value
                                        multiplied by the Exchange Ratio in
                                        effect for Wal-Mart Stock on the
                                        Trading Day immediately prior to the
                                        effective date of such Reorganization
                                        Event, based on such Closing Prices, in
                                        each case as determined by the
                                        Calculation Agent in its sole
                                        discretion on the effective date of
                                        such Reorganization Event; and the
                                        number of such shares of Wal-Mart Stock
                                        or any New Stock determined in
                                        accordance with this clause (3)(a) will
                                        be added at the time of such adjustment
                                        to the Exchange Ratio in subparagraph
                                        (1) above and/or the New Stock Exchange
                                        Ratio in subparagraph (2) above, as
                                        applicable, or

                                        (b) if the Non-Stock Exchange Property
                                        Value is equal to or exceeds 25% of the
                                        Closing Price of Wal-Mart Stock on the
                                        Trading Day immediately prior to the
                                        effective date relating to such
                                        Reorganization Event or, if Wal-Mart
                                        Stock is surrendered exclusively for
                                        Non-Stock Exchange Property (in each
                                        case, a "Reference Basket Event"), an
                                        initially equal-dollar weighted basket
                                        of three Reference Basket Stocks (as
                                        defined below) with an aggregate value
                                        on the effective date of such
                                        Reorganization Event equal to the
                                        Non-Stock Exchange Property Value
                                        multiplied by the Exchange Ratio in
                                        effect for Wal-Mart Stock on the
                                        Trading Day immediately prior to the
                                        effective date of such Reorganization
                                        Event. The "Reference Basket Stocks"
                                        will be the three stocks with the
                                        largest market capitalization among the
                                        stocks that then comprise the S&P 500
                                        Index (or, if publication of such index
                                        is discontinued, any successor or
                                        substitute index selected by the
                                        Calculation Agent in its sole
                                        discretion) with the same primary
                                        Standard Industrial Classification Code
                                        ("SIC Code") as Wal-Mart; provided,
                                        however, that a Reference Basket Stock
                                        will not include any stock that is
                                        subject to a trading restriction under
                                        the trading restriction policies of
                                        Morgan Stanley or any of its affiliates
                                        that would materially limit the ability
                                        of Morgan Stanley or any of its
                                        affiliates to hedge the Notes with
                                        respect to such stock (a "Hedging
                                        Restriction"); provided further that,
                                        if three Reference Basket Stocks cannot
                                        be identified from the S&P 500 Index by
                                        primary SIC Code for which a Hedging
                                        Restriction does not exist, the
                                        remaining Reference Basket Stock(s)
                                        will be selected by the Calculation
                                        Agent from the largest market
                                        capitalization stock(s) within the same
                                        Division and Major Group classification
                                        (as defined by the Office of Management
                                        and Budget) as the primary SIC Code for
                                        Wal-Mart. Each Reference Basket Stock
                                        will be assigned a Basket Stock
                                        Exchange Ratio equal to the
                                        number of shares of such Reference
                                        Basket Stock with a Closing Price on
                                        the effective date of such
                                        Reorganization Event equal to the
                                        product of (a) the Non-Stock Exchange
                                        Property Value, (b) the Exchange Ratio
                                        in effect for Wal-Mart Stock on the
                                        Trading Day immediately prior to the
                                        effective date of such Reorganization
                                        Event and (c) 0.3333333.

                                Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, Parity on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                    (i) if applicable, the Closing Price of
                                        Wal-Mart Stock times the Exchange Ratio
                                        then in effect; and

                                    (ii)if applicable, for each New Stock, the
                                        Closing Price of such New Stock times
                                        the New Stock Exchange Ratio then in
                                        effect for such New Stock; and

                                    (iii) if applicable, for each Reference
                                        Basket Stock, the Closing Price of such
                                        Reference Basket Stock times the Basket
                                        Stock Exchange Ratio then in effect for
                                        such Reference Basket Stock.

                                In each case, the applicable Exchange Ratio
                                (including for this purpose, any New Stock
                                Exchange Ratio or Basket Stock Exchange Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                                5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Wal-Mart Stock, including, without limitation, a partial tender or exchange offer for Wal-Mart Stock.

                                                    * * *

                                For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                Following the occurrence of any Reorganization Event referred to in paragraphs 3 or 4 above,
                                (i) references to "Wal-Mart Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Wal-Mart Stock" shall be deemed to refer to the Exchange Property into which the Notes are thereafter exchangeable and references to a "share" or "shares" of Wal-Mart Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 4 hereof.

                                No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                If you exercise your Exchange Right and we elect to deliver Wal-Mart Stock or if we call the Notes for Wal-Mart Stock, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event.......  "Market Disruption Event" means, with respect to Wal-Mart Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Wal-Mart Stock on the primary market for Wal-Mart Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Wal-Mart Stock as a result of which the reported trading prices for Wal-Mart Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Wal-Mart Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Wal-Mart Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Wal-Mart Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Wal-Mart Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of
Default.......................  In case an event of default with respect to the
                                Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that, if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the applicable cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Closing Price of Wal-Mart Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that, if we have called the Notes for the applicable cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to such Call Price and shall not include any accrued and unpaid interest. See "--Call Price" above.

Wal-Mart Stock;
Public Information............  Wal-Mart Stores, Inc. operates discount department stores, warehouse membership clubs and superstores. Wal-Mart Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Wal-Mart pursuant to the Exchange Act can be located by reference to Commission file number 1-06991. In addition, information regarding Wal-Mart may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                This pricing supplement relates only to the Notes offered hereby and does not relate to Wal-Mart Stock or other securities of Wal-Mart. We have derived all disclosures contained in this pricing supplement regarding Wal-Mart from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Wal-Mart. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Wal-Mart is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Wal-Mart Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Wal-Mart could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                Neither we nor any of our affiliates makes any representation to you as to the performance of Wal-Mart Stock.

                                We and/or our affiliates may presently or from time to time engage in business with Wal-Mart, including extending loans to, or making equity investments in, Wal-Mart or providing advisory services to Wal-Mart, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Wal-Mart, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Wal-Mart, and these reports may or may not recommend that investors buy or hold Wal-Mart Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Wal-Mart as in your judgment is appropriate to make an informed decision with respect to an investment in Wal-Mart Stock.

Historical Information........  The following table sets forth the published high and low Closing Prices of Wal-Mart Stock during 2001, 2002, 2003 and during 2004 through March 24, 2004. The Closing Price of Wal-Mart Stock on March 24, 2004 was $58.58. We obtained the Closing Prices and other information listed below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of Wal-Mart Stock as an indication of future performance. We cannot give any assurance that the price of Wal-Mart Stock will increase sufficiently so that you will receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                  Wal-Mart Stock       High      Low   Dividends
                                ------------------------------------------------
                                (CUSIP 931142103)
                                2001
                                First Quarter......  $ 58.44   $ 46.91   $  .07
                                Second Quarter.....    54.35     48.15      .07
                                Third Quarter......    55.99     44.00      .07
                                Fourth Quarter.....    58.37     49.76      .07
                                2002
                                First Quarter......    63.75     55.76      .075
                                Second Quarter.....    61.23     53.15      .075
                                Third Quarter......    56.00     44.60      .075
                                Fourth Quarter.....    57.33     49.16      .075

                                  Wal-Mart Stock       High      Low   Dividends
                                ------------------------------------------------
                                2003
                                First Quarter......    54.67     46.74      .09
                                Second Quarter.....    56.70     52.00      .09
                                Third Quarter......    60.08     54.35     -
                                Fourth Quarter.....    59.39     50.74      .18
                                2004
                                First Quarter
                                   (through
                                   March 24, 2004).    61.05     52.12      .13

                                We make no representation as to the amount of dividends, if any, that Wal-Mart will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Wal-Mart Stock.

Use of Proceeds and Hedging...  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                On or prior to the date of this pricing
                                supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Wal-Mart Stock. Such purchase activity could potentially have increased the price of Wal-Mart Stock and, therefore, the price at which Wal-Mart Stock must trade before you would receive an amount of Wal-Mart Stock worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date or upon an automatic exchange at maturity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Wal-Mart Stock, options contracts on Wal-Mart Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Wal-Mart Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

Supplemental Information
Concerning Plan of
Distribution..................  Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of 2.625% of the principal amount of the Notes to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New

                                York on March 29, 2004. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Wal-Mart Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Wal-Mart Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                General

                                No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                Brazil

                                The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                Chile

                                The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                Hong Kong

                                The Notes may not be offered or sold in Hong
                                Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                Mexico

                                The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                Singapore

                                This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the

                                Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for Pension
Plans and Insurance
Companies.....................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                Because we may be considered a party in
                                interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Wal-Mart Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the applicable cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation...............  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                o   certain financial institutions;
                                o   tax-exempt organizations;
                                o dealers and certain traders in securities or foreign currencies;
                                o   investors holding a Note as part of a
                                    hedging transaction, straddle, conversion or other integrated transaction;
                                o   U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                o   partnerships;
                                o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States;
                                o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States; and
                                o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the Notes or more than 5% of Wal-Mart Stock.

                                If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                U.S. Holders

                                This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o   a citizen or resident of the United States;
                                o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or
                                o   an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Optionally Exchangeable Notes" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income and withholding tax consequences of ownership and disposition of a contingent payment debt instrument.

                                In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange (including on the exercise of the Morgan Stanley Call Right), or at maturity, of the Notes will generally be treated as ordinary income. Further, U.S. Holders will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                                The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 3.7483% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of the semi-annual coupons and an additional amount equal to $1,185.4376 due at maturity.

                                The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each six-month period (other than the initial and last periods) ending on June 30 and December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                     TOTAL OID
                                                                                   DEEMED TO HAVE
                                                                                    ACCRUED PER
                                                                  OID DEEMED TO      NOTE FROM
                                                                 ACCRUE PER NOTE   ORIGINAL ISSUE
                                                                   DURING EACH     DATE AS OF END
                                             PERIOD                   PERIOD       OF THE PERIOD
                                -----------------------------    ---------------  ----------------
                                Original Issue Date through
                                   June 30, 2004.............        $9.4749          $9.4749
                                July 1, 2004 through
                                   December 31, 2004.........        18.8480          28.3229
                                January 1, 2005 through June
                                   30, 2005..................        19.0607          47.3836
                                July 1, 2005 through
                                   December 31, 2005.........       $19.2774         $66.6610

                                                                                     TOTAL OID
                                                                                   DEEMED TO HAVE
                                                                                    ACCRUED PER
                                                                  OID DEEMED TO      NOTE FROM
                                                                 ACCRUE PER NOTE   ORIGINAL ISSUE
                                                                   DURING EACH     DATE AS OF END
                                             PERIOD                   PERIOD       OF THE PERIOD
                                -----------------------------    ---------------  ----------------

                                January 1, 2006 through June
                                   30, 2006..................        19.4981          86.1591
                                July 1, 2006 through
                                   December 31, 2006.........        19.7229         105.8820
                                January 1, 2007 through June
                                   30, 2007..................        19.9520         125.8340
                                July 1, 2007 through
                                   December 31, 2007.........        20.1854         146.0194
                                January 1, 2008 through June
                                   30, 2008..................        20.4231         166.4425
                                July 1, 2008 through
                                   December 31, 2008.........        20.6653         187.1078
                                January 1, 2009 through June
                                   30, 2009..................        20.9121         208.0199
                                July 1, 2009 through
                                   December 31, 2009.........        21.1634         229.1833
                                January 1, 2010 through June
                                   30, 2010..................        21.4195         250.6028
                                July 1, 2010 through
                                   December 31, 2010.........        21.6804         272.2832
                                January 1, 2011 through June
                                   30, 2011..................        21.9461         294.2293

                                The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                Non-U.S. Holders

                                This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o   a nonresident alien individual;
                                o   a foreign corporation; or
                                o   a foreign trust or estate.

                                Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

                                o   the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and
                                o   Wal-Mart Stock will continue to be
                                    regularly traded on an established
                                    securities market (as defined in the
                                    applicable Treasury regulations).

                                Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                o   subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                o effectively connected to the conduct by the holder of a trade or business in the United States.

                                Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the semi-annual payments on a Note as well as in connection with the payment at maturity or proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                               Dated: [On or after May 1, 2004]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                 Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 761-0674
                                           (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Fixed Rate Notes, 1.5% Exchangeable Notes due June 30, 2011 (Exchangeable for Shares of Common Stock of Wal-Mart Stores, Inc.) of Morgan Stanley (CUSIP No. 617446MK2 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after May 1, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to June 30, 2011, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the applicable cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 41 dated March 24, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Wal-Mart Stores, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                        Very truly yours,

                        --------------------------------------------------------
                        [Name of Holder]

                        By:
                            ----------------------------------------------------
                              [Title]

                        --------------------------------------------------------
                        [Fax No.]
                        $
                        --------------------------------------------------------
                        Principal Amount of Notes to be surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   -------------------------------------------
   Title:

Date and time of acknowledgment
                               -----------------------------
Accrued interest, if any, due upon surrender of the Notes for exchange:  $
                                                                          ------